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                                                                     EXHIBIT 21


                           SUBSIDIARIES OF REGISTRANT


A. GZ Multimedia, Inc. (formerly Graphix Zone, Inc.), a California corporation

B.      StarPress, Inc., a Colorado corporation

C.      Subsidiaries of StarPress, Inc.:

        1.    Great Bear Technology, Inc., a California corporation
        2.    Healthsoft, Inc., a California corporation
        3.    Great Bear - Arizona, Inc., an Arizona corporation
        4.    StarPress Multimedia, Inc., a Delaware corporation
        5.    iTravel International Ltd., a Washington corporation